Exhibit 8.2

25th Floor, Guangzhou CTF Finance Centre No.6 Zhujiang East Road Zhujiang New Town, Tianhe District Guangdong, 510623 P.R. China T +86 20 3819 1000 F +86 20 3891 2082 www.kwm.com

March 21, 2024

To:	Harden Technologies Inc. (the “Company”)

Building 8, No. 6 Jingye Road

Torch Development Zone

Zhongshan City

Guangdong Province

People’s Republic of China

Dear Sirs or Madams:

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”, which, for purposes of this opinion only, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We are acting as PRC counsel to the Company, a company incorporated under the laws of the British Virgin Islands, in connection with (i) the proposed initial public offering (the “Offering”) of certain number of ordinary shares (the “Ordinary Shares”), par value $0.001 per share, of the Company, as set forth in the Company’s registration statement on Form F-1 (File No.:333-269755), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Cboe BZX Exchange.

We have been requested to give this opinion on certain legal matters set forth herein.

The following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

Member firm of the King & Wood Mallesons network. See www.kwm.com for more information.

Beijing | Changchun | Chengdu | Chongqing | Guangzhou | Haikou | Hangzhou | Hong Kong SAR | Jinan | Nanjlng | Qingdao | Sanya | Shanghai | Shenzhen | Suzhou | Wuxi | Zhuhai Brisbane | Canberra | Melbourne | Perth | Sydney | Dubai | Tokyo | Singapore | Brussels | Frankfurt | London | Madrid | Milan | New York | Silicon Valley

Based on the foregoing, we are of the opinion that:

1.	As of the date hereof, the statements set forth in the Registration Statement under the captions “Tax Matters Applicable to U.S. Holders of Our Ordinary Shares”, in each case insofar as such statements describe or summarize PRC Laws referred to therein, are true and accurate in all material respects.

The above opinion is subject to the following assumptions and qualifications:

(a)	We express no opinion on the laws of any jurisdiction other than the PRC. This Opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(b)	There is no guarantee that any of the PRC Laws will not be changed, updated, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect. There is no assurance that such change, update, amendment, replacement or revocation in any of the PRC Laws after the date hereof did not, or will not, by any means affect our opinion expressed above. We do not assume any responsibility for any of such effect that was, or is expected to be caused by such change, update, amendment, replacement or revocation, nor we assume any obligation to update or supplement the above opinion to reflect any facts or circumstances which may hereafter come to our attention or to any changes in law which may occur.

(c)	This Opinion is confined to and rendered on the basis of the PRC Laws currently effective and no opinion is expressed as to matters off act or commercial matters.

(d)	This Opinion is limited to paragraph 1 above only.

This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This Opinion is provided to the Company for the Offering and may not be relied upon by any other persons or corporate entities or used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Tax Matters Applicable to U.S. Holders of Our Ordinary Shares”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons
King & Wood Mallesons